Exhibit 5.1

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

January 3, 2011

Ally Financial Inc.

200 Renaissance Center

P.O. Box 200

Detroit, Michigan 48265-2000

Ladies and Gentlemen:

Ally Financial Inc., a Delaware corporation (the “Company”), and each of Ally US LLC, IB Finance Holding Company, LLC, GMAC Latin America Holdings LLC, GMAC International Holdings B.V., and GMAC Continental LLC (each a subsidiary of the Company and each a “Guarantor”) are filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (a) the Company’s senior guaranteed notes (the “Notes”) to be issued from time to time pursuant to the indenture dated as of July 1, 1982 as supplemented and amended by the first supplemental indenture dated as of April 1, 1986, the second supplemental indenture dated as of June 15, 1987, the third supplemental indenture dated as of September 30, 1996, the fourth supplemental indenture dated as of January 1, 1998, and the fifth supplemental indenture dated as of September 30, 1998 (the “Indenture”) between the Company and The Bank of New York Mellon (successor to Morgan Guaranty Trust Company of New York), as trustee (the “Trustee”) and (b) guarantees of the Notes (the “Guarantees” and together with the Notes, the “Securities”) to be issued under one or more guarantee agreements (each, a “Guarantee Agreement”) to be entered into by the Company and the Guarantors.

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we advise you that, in our opinion:

1.	When the specific terms of a particular series of Notes and the related Guarantee Agreement have been duly authorized and, in the case of the Notes, established in accordance with the Indenture; such Notes and such Guarantee Agreement have been duly authorized, executed, issued, delivered and, in the case of the Notes, authenticated in accordance, in the case of the Notes, with the Indenture and in accordance, in each case, with the applicable underwriting or other agreement against payment therefor, the Securities will constitute valid and binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

Ally Financial Inc.	2	January 3, 2011

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, (i) the Board of Directors shall have duly established the terms of such Security and duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (ii) the Company and each Guarantor is, and shall remain, validly existing as a corporation in good standing under the laws of the jurisdiction of its formation; (iii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iv) the Indenture, the Guarantee Agreement and the Securities are each valid, binding and enforceable agreements of each party thereto, (other than as expressly covered above in respect of the Company or the Guarantors); and (v) there shall not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company or any Guarantor with the terms of such Security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or such Guarantor, or any restriction imposed by any court or governmental body having jurisdiction over the Company or such Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of Securities” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP